SENTI BIOSCIENCES, INC.
AMENDED AND RESTATED INSIDER TRADING POLICY

This memorandum sets forth the policy of Senti Biosciences, Inc. and its subsidiaries, if any (collectively, the “Company”), regarding trading in certain securities, including the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent the misuse of material, nonpublic information, insider trading in securities or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy and applicable laws. Our Board of Directors has approved this Insider Trading Policy, and has authorized the individual appointed by the Board of Directors as the Compliance Officer (with their designees, the “Compliance Officer”) to administer the policy and to be available to answer your questions.
PART I. OVERVIEW
A.    To Whom Does this Insider Trading Policy Apply?
This Insider Trading Policy is applicable to the Company’s directors, officers, employees and selected consultants, including anyone employed by or acting as a director of any of the Company’s subsidiaries, as well as any other individuals whom the Compliance Officer may designate as Insiders (as defined below) because they have access to material, nonpublic information about the Company, and applies to any and all transactions by such persons and their Affiliated Persons (as defined below) in certain securities, such as the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as restricted stock units, preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities. U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States. In addition, all of our directors, executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and other designated employees must comply with the Trading Procedures included in Part II of this Insider Trading Policy (the “Trading Procedures”); we will refer to these individuals in this policy as “Insiders.” The Trading Procedures provide rules for when Insiders can trade in Company securities and explain the process for mandatory pre-clearance of proposed trades. You will be notified if you are considered to be an Insider who is required to comply with the Trading Procedures.
This Insider Trading Policy and, for Insiders, the Trading Procedures contained herein, also apply to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

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●your “family members” (“family members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill).);
●all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
●all persons who execute trades on your behalf; and
●all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, if applicable, by all of your Affiliated Persons.
1.    Special Procedures for Persons with Regular Access to Inside Information.

Members of our Board and our executive officers are deemed to have access to all “inside information” under the insider trading laws. Other officers, employees and consultants may also require regular access to “inside information” in performing their work. For this reason and for their protection, additional trading procedures apply to these directors, officers, employees and consultants. We will notify all Insiders that they are subject to the Trading Procedures. All Insiders must comply with these Trading Procedures.
These Trading Procedures may from time to time establish trading blackout period restrictions, trading window periods, and pre-clearance requirements. Insiders covered by the Trading Procedures will be restricted from trading in the Company’s securities during blackout periods. Additionally, Insiders will be required to pre-clear all transactions by such Insiders and their Affiliated Persons in the Company’s securities. You will be notified if you are an Insider and required to comply with the Trading Procedures.
B.    What is Prohibited by this Insider Trading Policy?

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It is generally illegal for you to trade in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information, commonly known as “tipping.” These illegal activities are commonly referred to as “insider trading.”
You and your Affiliated Persons are prohibited from engaging in insider trading and from trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material, nonpublic information (as defined below) about that company or (2) disclosing material, nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.
1.    Prohibition on Trading in Company Securities.

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:
●trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the Compliance Officer in accordance with this policy that are intended to comply with 10b5-1 under the Exchange Act.1
●.
The prohibitions on trading under this Insider Trading Policy do not apply to:
(1) an exercise of an incentive stock option when payment of the exercise price is made solely in cash to the Company; or
(2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
The prohibitions on trading under this Insider Trading Policy do apply, however, to:
(1)the sale of Company securities upon or after the exercise of an incentive stock option;
1 Under Rule 10b5-1 of the Exchange Act, you are permitted to enter a written binding plan with your stockbroker to trade in the Company’s securities before you knew or had possession of material, nonpublic information and if certain other conditions are satisfied.

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(2)the use of outstanding Company securities to pay part or all of the exercise price of an option; and
(3)any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.    Prohibition on Tipping.

Providing material, nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material, nonpublic information about the Company to a friend, relative or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material, nonpublic information about the Company.
3.    Prohibition on Trading in Securities of Other Companies.

This policy’s prohibitions against insider trading and tipping also apply to trading in securities of other companies, including the Company’s customers, suppliers, licensors, licensees, partners and other enterprises with which we are working (such as when negotiating an acquisition, investment or other transaction that could be material to the other company). Whenever, during the course of your service to or employment by the Company, you become aware of material, nonpublic information about another company, including any confidential information that is reasonably likely to affect the market price of that company’s securities (for example, discussions of licensing a product or acquiring that other company), neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, or tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information.
If your work regularly involves handling or discussing confidential information of one of our customers, suppliers, licensors, licensees, partners or other enterprises with which we are working, you should consult with the Compliance Officer before trading in any of that company’s securities.
4.    Duration of Trading Prohibitions.

These trading prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.
This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures described in Part III, will continue to

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apply to you and your Affiliated Persons until the first trading day after any material, nonpublic information known to you has become public or is no longer material.
C.    What is Material, Nonpublic Information?
This Insider Trading Policy prohibits you from trading in certain securities, including the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer.
1.    “Material” Information.

Information about the Company or any other company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or potential investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about us or any other company. We speak mostly in this Insider Trading Policy about determining whether information about us is material and nonpublic, but the same analysis applies to information about other companies that would preclude you from trading in their securities. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of a company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are examples of the types of information that should be considered carefully to determine whether they are material:
●program developments, regulatory or clinical status or updates, including significant adverse events in a clinical trial or a clinical hold, clinical trial results, communications with regulatory authorities, including feedback from regulators concerning the design and advancement of clinical trials or requirements for regulatory approval and the receipt of minutes from any such interactions, the timing or expectation of drug approvals, receipt of regulatory designations, such as an orphan drug designation, breakthrough or new chemical entity designations, prior to issuance of a press release or public update;
●significant developments regarding pending or proposed partnerships, collaborations, licenses, products, customers, suppliers, orders, contracts or financing sources (e.g., an acquisition or loss of a contract);
●potential collaboration discussions or information about an unannounced new collaboration, financing or other similar deals;
●projections of future earnings or losses, or other earnings guidance;
●quarterly financial results that are known but have not been publicly disclosed;
●earnings or revenue that are inconsistent with the consensus expectations of the investment community;
●potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
●pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
●changes in senior management or members of the Board of Directors;

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●significant actual or threatened litigation or governmental investigations or major developments in such matters;
●cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
●changes in dividend policy, declarations of stock splits, or proposed public or private offerings for the sale of additional securities or other financings;
●potential defaults under the Company’s credit agreements or indentures, or the potential existence of material liquidity issues; and
●bankruptcies or receiverships.
The above items will not always be material. By including the list of examples above, the Company does not mean to imply that each of these items above is per se material or that there are no other items that could be deemed material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, certain developments regarding a company’s programs or contracts may clearly be material; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exhaustive list of events and information that have a higher probability of being considered material. Information and events should be carefully considered in terms of their materiality to the Company.
The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
2.    “Nonpublic” Information.

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To demonstrate that information is public, one must be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release, publishing the information on our website or posting on social media if those are regular ways we communicate with investors, through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first “full trading day” following the Company’s public release of the information. A “full trading day” means a session of regular trading hours on the New York Stock Exchange (“NYSE”) or the Nasdaq Stock Market (“Nasdaq”) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred.
For example, if the Company publicly discloses material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities

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is the opening of the market on Wednesday. However, if the Company publicly discloses this material information after trading begins on a Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.
D.    What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends of insiders, and trading involving only a small number of shares.
The penalties for violating rules against insider trading or tipping can be severe and include:
●disgorgement of the profit gained or loss avoided by the trading;
●payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are the subject of a violation, have purchased or sold, as applicable, securities of the same class;
●payment of criminal penalties of up to $5,000,000;
●payment of civil penalties of up to three times the profit made or loss avoided; and
●imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under some circumstances be subject to private lawsuits.
Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company, up to and including termination of employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action. Additionally, except to the extent expressly set forth in a written agreement between the individual and the Company, or required for the Company to indemnify its officers and directors as set forth in the Amended and Restated Bylaws (as amended and in effect from time to time), the Company has no obligation and does not undertake to defend, pay for, reimburse or otherwise be responsible for any attorneys’ fees and related costs arising out of or relating to any allegations, claims or investigations against a director, officer or employee of the Company for insider trading, tipping or any other action in violation of this Insider Trading Policy.

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E.    How Do You Report a Violation of this Insider Trading Policy?
If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to the Compliance Officer.
PART II. TRADING PROCEDURES
A.    Special Trading Restrictions Applicable to Insiders.
In addition to needing to comply with the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:
1.    Prohibited Transactions.

●No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).
●No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.
●No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.
●No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).
2.    Gifts and Other Distributions in Kind.

No Insider may donate or make any other transfer of Company securities without consideration (e.g., a gift or a limited partner distribution, in the case of a fund) during a period when the Insider is not permitted to trade unless the donee agrees not to sell the shares until such time as the Insider is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy.
3.    No Trading During Retirement Plan Blackout Periods.

1.If the Company adopts a policy to allow ownership of Company stock in the Company’s 401(k) or other retirement plan, then no Insider may trade in any Company securities, which were acquired in connection with such Insider’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted below. A blackout period includes any period of more than three (3) consecutive business days during which at least

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fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of the Company’s controlled group are prohibited from trading in Company securities through their plan accounts. Insiders will receive advance notice of any such blackout period from the Compliance Officer.
2.
4.    Special Blackout Periods.

There are times when the Company or certain of its directors, senior management or other team members may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such period could result in adverse publicity for the Company.
Therefore, Insiders may not trade in the Company’s securities if they are notified that the trading window is closed because of the existence of a material, nonpublic development. The Compliance Officer will subsequently notify the Insiders once the material nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Compliance Officer will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Insider’s individual duty to ensure that they do not make any trade in Company securities when material, nonpublic information exists, regardless of whether such Insider is aware of such development.

5.     Regulation M.

In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Company’s Compliance Officer if you desire to make purchases of Company stock during any period that the Company is conducting an offering or buying shares from the public.
B.     Pre-Clearance Procedures.
3.No Insider may trade in Company securities, even during an open trading window, unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will seek approval of his or her own trades from such other officers.
1.Procedures. No Insider may trade in Company securities unless:
●The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable,

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be received by the Compliance Officer at least two (2) business days prior to the intended trade date;
●The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
●If the Insider is an executive officer or director, the Insider has informed the Compliance Officer, using the Stock Transaction Request form attached hereto, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
●The Compliance Officer or his or her designee has approved the trade(s) and has certified their approval in writing. Such certification may be made via digitally-signed electronic mail.
4.The Compliance Officer does not assume the responsibility for, and approval by the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.
2.Additional Information.
5.Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval of the trade request by the Compliance Officer.
3.Notification of Brokers of Insider Status.
6.Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Insider and/or Compliance Officer on the day of a trade.
4.No Obligation to Approve Trades.
●The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his or her sole discretion.
●From time to time, an event may occur that is material to the Company and is known by only a limited number of directors and employees. Insiders may not trade in Company securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if the particular Insider is not aware of that material, nonpublic development involving the Company, if any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and

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the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may decide not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.
5.Completion of Trades.
●After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material, nonpublic information.
6.Post-Trade Reporting.
The details of any transactions in the Company’s securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by an Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the Compliance Officer by the Insider or their brokerage firm by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to this Insider Trading Policy on the same day in which a trade order is placed or such a transaction occurs. Each report an Insider makes to the Compliance Officer shall include the date of the transaction, quantity of shares, the price and the name of the broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
C.    Exemptions from Insider Trading Restrictions.
1.Pre-Approved Rule 10b5-1 Plan.
●Transactions effected pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows (if any), retirement plan blackout periods (if any) or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables

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Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.
●The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities. If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:
●satisfy the requirements of Rule 10b5-1;
●be documented in writing;
●be established during a trading window when such Insider does not possess material, nonpublic information; and
●be pre-approved by the Compliance Officer.
Prior to approving a Rule 10b5-1 Plan, the Compliance Officer may require that the plan exclude or include certain provisions (e.g., cooling off period, minimum number of trades requirement, limited term) that ensure compliance with SEC regulations and practices the Compliance Officer deems to be in the best interests of the Company.
Any proposed deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to, and be approved by, the Compliance Officer. All transactions pursuant to a Rule 10b5-1 Plan must be timely reported following the transaction in accordance with the procedures set forth above.
The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1.
Any modification or termination of an Insider’s prior Rule 10b5-1 Plan previously approved by the Compliance Officer requires a new pre-approval by the Compliance Officer. The Compliance Officer may require as a condition to such approval that the modification or termination must occur during a trading window and while such Insider is not aware of material, nonpublic information.
2.Employee Benefit Plans.
1.Exercise of Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made to the Company solely in cash, and the purchased securities are held, not sold. However, the exercise is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirements described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading

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Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. For directors and executive officers subject to the requirements of Section 16 of the Exchange Act, the exercise of an option to purchase securities of the Company (and any subsequent sale) each triggers the obligation to file a Form 4 within two days. For this reason, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction.
2.Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
3.Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2022 Employee Stock Purchase Plan. However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.
D.    Waivers.
An Insider seeking a waiver of any provision of this Insider Trading Policy or the Trading Procedures must submit such request in writing to the Compliance Officer, who shall then transmit the waiver request to the Audit Committee of the Board of Directors. Any waiver of any provision of the Trading Procedures in a specific instance may be authorized in writing by the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.
PART III. COMMUNICATION AND ACKNOWLEDGEMENT
All directors, officers and employees of the Company, as well as selected consultants, will be provided with a copy of this Insider Trading Policy upon its adoption (or the adoption of any amendment thereto), or upon beginning service at or relationship with the Company. A copy of the Insider Trading Policy is also available to all directors, officers and employees of the Company, and to selected consultants to which this Insider Trading Policy may apply from time to time, by requesting a copy from the Compliance Officer. Each of these individuals must acknowledge that they have received a copy and agree to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The attached acknowledgement must be completed and submitted to the Company within ten days of receipt.

ACTIVE/115333264.14

    Receipt of the Insider Trading Policy will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

All directors, officers and employees of the Company, as well as selected consultants, will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) to the Compliance Officer.
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Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

ADOPTED:     June 8, 2022
EFFECTIVE:    June 8, 2022
AMENDED AND RESTATED:     September 22, 2023

ACTIVE/115333264.14

PUBLIC COMPANY MODEL DOCUMENT      Copyright © 2009 Goodwin Procter LLP
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Any suggestions for improvements should be directed to: Lisa Haddad/Michael Minahan
Last revision date: August 8, 2017

This document has been drafted as an internal knowledge management tool and does not address every potential issue. The footnotes are important for the proper use of the document, but are no substitute for thoughtful analysis of the specific circumstances of each client. This document should not be distributed to a client prior to partner review.

EXHIBIT A
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